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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  As independent auditors, we hereby consent to the use of our report dated March 27, 1998, except for Note 4, as to which the date is June 18, 1998, and
Note 10, as to which the date is January 18, 1999, on our audit of the financial statements of Mid-Atlantic Telcom Plus, LLC as of December 31, 1997, and for the year then ended, and to our report dated April 4, 1997, on our audit of the consolidated and combined financial statements of Mid-Atlantic Cable Companies as of December 31, 1996, and for the year then ended (and to all references to our Firm) included in or made a part of this registration statement on Form S-4 of OnePoint Communications Corp.

                                          Beers & Cutler PLLC

Washington, DC

January 18, 1999